EXHIBIT 8.2

[Letterhead of Stikeman Elliott LLP]

[—-], 2018

Export Development Canada

150 Slater Street

Ottawa

Canada

K1A 1K3

Dear Sirs/Mesdames:

Re: Export Development Canada – Registration Statement

We have reviewed the discussion set forth under the heading “Tax Matters—Canadian Federal Income Tax Consequences” in the prospectus of Export Development Canada dated [ ], 2018 included in the registration statement of Export Development Canada filed with the Securities and Exchange Commission on [ ], 2018 (the “Registration Statement”) with respect to debt securities to be issued by Export Development Canada. Subject to the assumptions, qualifications and limitations described therein, we believe the discussion with respect to Canadian federal tax matters set forth therein is accurate and complete in all material respects.

This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied on for any other purpose. We disclaim any obligation to update anything herein for events occurring after the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission.

Yours truly,

Stikeman Elliott LLP